SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

May 20, 2005 (May 20, 2005) Date of Report (Date of earliest event reported)

ZIONS BANCORPORATION (Exact name of registrant as specified in its charter)

Utah (State or other jurisdiction of incorporation)	0-2610 (Commission File Number)	87-0227400 (IRS Employer Identification No.)

One South Main, Suite 1134, Salt Lake City, Utah (Address of principal executive offices)	84111 (Zip Code)

(801) 524-4787 (Registrant’s telephone number, including area code)

N/A (Former name or former address, if changed since last report)

The information in this Current Report on Form 8-K, including the exhibits, is furnished pursuant to Item 7.01 and shall not be deemed "filed" for the purposes of Section 18 of the Securities and Exchange Act of 1934, as amended, or otherwise subject to the liabilities under that Section. Furthermore, the information in this Current Report on Form 8-K, including the exhibits, shall not be deemed to be incorporated by reference into the filings of Zions Bancorporation under the Securities Act of 1933, as amended.

Item 7.01.    Regulation FD Disclosure

Zions Bancorporation Comments on Net Interest Margin
April Margin Expands

In a conference call on April 21, 2005, Zions Bancorporation (Nasdaq: ZION) indicated that it believes its interest rate risk position is slightly asset sensitive and that its outlook for the net interest margin was stable with the possibility of a slight upward bias. Recent press reports have focused on comments made by management at a webcast investor conference that the net interest margin could decline slightly during the present quarter. Recently available information indicates that the Company's net interest margin for the month of April 2005 increased from first quarter average levels, and management believes at the current time that the most probable outlook is for the net interest margin to be stable to upward in the second quarter.

Statements in this filing that are based on other than historical data are forward-looking, within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements provide current expectations or forecasts of future events. These forward-looking statements are not guarantees of future performance, nor should they be relied upon as representing management’s views as of any subsequent date. Forward-looking statements involve significant risks and uncertainties and actual results may differ materially from those presented, either expressed or implied, in this filing. Factors that might cause such differences include, but are not limited to: the Company’s ability to successfully execute its business plans and achieve its objectives; changes in general economic and financial market conditions, either nationally or locally in areas in which the Company conducts its operations; changes in interest rates; continuing consolidation in the financial services industry; new litigation or changes in existing litigation; increased competitive challenges and expending product and pricing pressures among financial institutions; legislation or regulatory changes which adversely affect the Company’s operations or business; and changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies. The Company specifically disclaims any obligation to update any factors or to publicly announce the result of revisions to any of the forward-looking statements included herein to reflect future events or developments.

SIGNATURE Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZIONS BANCORPORATION BY: /s/Clark B. Hinckley —————————————— Name: Clark B. Hinckley Title: Senior Vice President, Investor Relations

Date: May 20, 2005